Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160406, 333-172534 and 333-175097 on Form S-8 of our report dated March 25, 2011, relating to the 2010 financial statements (before retrospective adjustments to the financial statements) (not presented herein) and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (which report expresses an unqualified opinion, and includes an emphasis of matter paragraph relating to the Company’s emergence from bankruptcy and implementation of fresh-start accounting), appearing in this Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 15, 2012